Exhibit 99.1

FOR IMMEDIATE RELEASE

Carrigan appointed CEO and President
of lead bank subsidiary of TIB Financial Corp.

Naples, FL (05/07/2007) --- TIB Financial Corp. (NASDAQ: TIBB), parent company of lead bank subsidiary TIB Bank and newly-acquired subsidiary The Bank of Venice, today announced a realignment of executive responsibilities at TIB Bank.

Michael D. Carrigan, 55, has been elected by TIB Bank’s Board of Directors to become the bank’s chief executive officer and president. Previously, Mr. Carrigan has served as Market CEO of the bank’s largest market in the Florida Keys, where he led the organization to achieve record results. In his new role, Mr. Carrigan will be responsible for TIB Bank’s bank wide operating direction, growth, and financial performance.

“The election of Michael Carrigan to head our lead bank is a logical realignment of management responsibility within our expanded structure to both focus and energize organic growth in each of our markets. It also positions our senior management to support our further growth and expansion into new markets.” said Edward V. Lett, chief executive officer and president of the parent company TIB Financial Corp.

“The experience and skill sets he brings to this assignment have been developed and perfected with both large-bank exposure and community bank leadership experience. The value Michael has added within TIB Bank over the past 3 years confirms that our lead subsidiary will be directed and overseen by a most capable leader as we develop our multi-bank holding company operations.”

“This move will provide more time for me to focus on and manage the holding company resources to support our subsidiary banks; and continue to develop the TIB footprint into contiguous markets as we evaluate both de novo branching and acquisition opportunities,” according to Lett.

Prior to joining TIB Bank in 2004, Mr. Carrigan was an equity partner in Bennington Partners, a consultant to over 55 banks specializing in loan review, asset quality, due diligence and general consulting. Prior to Bennington, he was president, chief executive officer and a director with New Milford Bank & Trust Company/Connecticut, a $400 million asset publicly traded bank, which was acquired in 2000 by Summit Bank (now Bank of America). He also served from 1987 to 1993, as executive vice president and senior lending officer at UST Bank/Connecticut, a subsidiary of US Trust.

Alma R. Shuckhart, TIB’s Executive Vice President, will continue her responsibilities as TIB’s President of the Southwest Florida market, which includes Collier, Lee, and Highlands Counties. Mrs. Shuckhart has served with TIB for 14 years in numerous executive positions and is the primary steward of the company’s high asset quality. “Mrs. Shuckhart was part of the TIB Executive team that opened the Southwest Florida market for us in 2002. Her leadership and focus over the last five years have produced unprecedented growth and excellent asset quality.” said Ed Lett.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.4 billion in total assets and 19 full-service banking offices throughout the Florida Keys, Homestead, Sebring, Naples, Bonita Springs, Venice and Fort Myers.

TIB Financial Corp., through its wholly-owned subsidiaries, TIB Bank and Bank of Venice, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about the company, visit www.tibbank.com and www.bankofvenice.com

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President at (239)263-3344.

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